SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July 14, 2006

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into Material Definitive Agreement.

On July 14, 2006, deCODE genetics, Inc. (the “Company”) entered into common stock purchase agreements with selected institutional investors pursuant to which the Company agreed to sell a total of 6 million shares of common stock (the “Shares”) in a registered direct offering at a purchase price of $5.00 per share for total gross proceeds of $30 million. The aggregate net proceeds are expected to be $27.8 million. The closing of the offering is expected to take place on July 18, 2006, subject to the satisfaction of customary closing conditions.

In connection with the offering, on July 13, 2006, the Company entered into a Placement Agency Agreement with Lehman Brothers Inc. and Thomas Weisel Partners LLC (the “Placement Agents”) pursuant to which the Placement Agents agreed to act as exclusive placement agents in connection with the placement of the Shares and the Company agreed to pay the Placement Agents a fee of 6.00% of the gross proceeds.

The common stock will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended. The issuance is a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-130128).

Attached hereto as Exhibits 10.1 and 10.2 are copies of the Placement Agency Agreement and the form of Purchase Agreement, respectively, both of which are incorporated herein by reference. The Company’s press release dated July 14, 2006, announcing the transaction, is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
5.1	Opinion of Stevens & Lee, P.C.

10.1	Placement Agency Agreement by and among the Company, Lehman Brothers Inc. and Thomas Weisel Partners LLC, dated as of July 13, 2006

10.2	Form of Purchase Agreement

99.1	Press release dated July 14, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: July 14, 2006